CONTACTS

From: Anthony J. DeFazio	For: Peter M. Budko, President and COO
DeFazio Communications, LLC	Business Development Corporation of America
tony@defaziocommunications.com	pbudko@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

Business Development Corporation of America

Announces Quarterly NAV and Offering Price Increase

New York, NY, May 1, 2012 Business Development Corporation of America (“BDCA” or the “Company”) today announced that its net asset value (“NAV”) per share for the quarter ended March 31, 2012 was $9.23, based on preliminary evaluations. In the first quarter of 2012, the Company continued to fully cover distributions with net income from operations.

In addition, the Company also announced that on April 25, 2012, its board of directors authorized the increase of the Company’s public offering price on its common shares from $10.26 to $10.44 per share. This increase will become effective for the shares purchased immediately following its next bi-monthly closing scheduled for May 2, 2012, and is consistent with BDCA’s pricing policy, which ensures that its NAV per share will not exceed its net offering price per share. BDCA will maintain regular monthly distributions as announced on August 29, 2011, equal to a rate of $0.00222191781 per share each day. As a result, BDCA’s annualized distribution yield is 7.77% based on the new $10.44 per share public offering price.

Important Notice

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at http://www.sec.gov or may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of BDCA. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings BDCA makes with the SEC. BDCA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

To arrange interviews with BDCA Adviser executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.